CUSIP No.38500P208	SCHEDULE 13G	Page 7 of 7 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on the Schedule 13G dated April 12, 2019 (the “Schedule 13G”), with respect to the Common Shares of Graña y Montero S.A.A. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this joint filing agreement (this “Agreement”) shall be included as an Exhibit to the Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of April 12, 2019.

Pacifico Corp S.A.C.

By:	/s/ Marcos Shulim Fishman Cotlear
	Name:	Marcos Shulim Fishman Cotlear
	Title:	Chief Executive Officer

Marcos Shulim Fishman Cotlear

/s/ Marcos Shulim Fishman Cotlear